Exhibit 99.1


Moldflow Corporation Announces the Addition of Robert J. Lepofsky to Its Board of Directors

 WAYLAND, Mass.--(BUSINESS WIRE)--Dec. 18, 2003--Moldflow
Corporation (NASDAQ: MFLO), the leading global provider of automation and optimization solutions for the plastics injection molding industry, today announced the addition of Mr. Robert J. Lepofsky to its board of directors. Mr. Lepofsky is currently President and Chief Executive Officer and a Director of Helix Technology Corporation in Mansfield, Massachusetts.
    "We are very excited to have Bob join our board," said Roland Thomas, president and CEO of Moldflow Corporation. "Bob's extensive experience of bringing products to the manufacturing industry will benefit Moldflow as we pursue our long-term corporate strategy, particularly as we expand our Manufacturing Solutions product line."
    Mr. Lepofsky has served as President of Helix Technology Corporation since 1987 and as Chief Executive Officer since 1989. Prior to that, he served as Chief Operating Officer as well as Senior Vice President. Helix is a world leader in the development, manufacture, and application of innovative vacuum technology solutions for the semiconductor, data storage, and flat panel display markets.
    "Moldflow's market leadership and extensive industry knowledge makes Moldflow well positioned to expand its business worldwide," said Mr. Lepofsky. "I look forward to working with management and the other directors in pursuing this vision now and into the future."

    About Moldflow Corporation

    Moldflow (NASDAQ: MFLO) is the leading global provider of automation and optimization software solutions for the plastics injection molding industry. Companies use Moldflow's complete suite of products to address plastic part design issues at the earliest possible stage as well as to maximize productivity and profitability on the manufacturing floor. Moldflow's collaboration with academia, industry, and customers around the world has led to a reputation for constant innovation in the complete design-to-manufacture process. Headquartered in Wayland, Massachusetts, Moldflow has offices and research and development centers in the United States, Europe, Australia, and Asia.

    Note to editors: Moldflow is a registered trademark of Moldflow Corporation or its subsidiaries worldwide. All other trademarks are properties of their respective holders.

    CONTACT: Moldflow corporate contact:
             Dawn Soucier, 508-358-5848 x234
             Dawn_soucier@moldflow.com
             or
             Investor relations contact:
             Suzanne MacCormack, 508-358-5848 x239
             suzanne_maccormack@moldflow.com